Exhibit 99.1

February 18, 2010

I have several points that I would like to make regarding the email sent by Jim Venner today and to reply to letters received from Jim Meyer, Ray Willhite, Kevin Ross and others.

First, Jim Venner, please provide us the names of the “numerous projects in this industry including plants constructed by REG as well as several other technologies” that you have been involved with. Of those projects how many actually resulted in the construction of a biodiesel plant? Which of those plants is now operating?

Then tell us, of the projects that you have been involved with, how many led to the loss of most if not all of the seed investors’ money?

With respect to your claim that there “many experienced firms who can assist in the procurement of the appropriate feedstocks and market finished [biodiesel], who are and what will they charge? What projects that you are associated with have they served? Are those projects still operating? What other biodiesel plants have they served, what was the cost for their services and are any of those plants still operating? I know of several such companies too, but I don’t know of any who served plants that are still operating other that REG.

As Jim Venner very well knows, John Geake, Wayne Seaman and I took the lead for WIE in negotiating the MOSA agreement with REG, and when it was negotiated we all (including REG) expected WIE to be profitable from the start, just as the feasibility study projected, but in the interest of caution we heavily back-loaded the MOSA so that the month to month amount required to be paid to REG were very small. However, if the plant was profitable then at the end of the year REG would share in the profit and they percentage of the profits that they were to receive increased as the plant was more profitable. In other word, the more money WIE made the more REG would make with percentages that increased as WIE’s profits increased. However, even if the plant was not running or was running at a very low capacity, REG was contractually obligated to provide WIE with a general manager, operations manage, safety training, accounting services, feedstock procurement, chemical procurement marketing of biodiesel, glycerine and soap stock, arranging for truck transportation, leasing of rail cars, sharing of technological innovations, billing, insurance review services, collection of accounts, checking the credit histories of potential customers, and other services and were even required to share in any bad debts. The MOSA agreements at the other three plants where I serve are slightly different but also very back-loaded. One of the basic reasons that REG has not been profitable is that the MOSA agreements have been very favorable to the plants and very unfavorable to REG. They have lost money providing these services at all of the plants.

It is refreshing to see someone like Ray Willhiote acknowledge what the WIE board has accomplished. It has been a battle. No decisions we have made were made without a great deal of thought and study in a brand new industry just like the decision to recommend participation in the reorganization was not made without great thought and study but based on past history and what we believe the future holds we believe this is in the best interests of the company.

I have 400 units of WIE and other than REG believe that I am the largest investor in biodiesel in Iowa. I want my investments to succeed and I along with five other board members think this proposal maximizes that opportunity. If the proposal is turned down WIE will go on, but hat transition will not be an easy one. At the meeting tonight I hope that a more complete listing of all of the services provided by REG is given to you.

Thanks for your consideration. Warren L. Bush